Exhibit 10.1

June 19, 2020

Anthony DiSilvestro

7 College Avenue

Haverford, PA 19041

Dear Anthony,

Congratulations! We are excited to invite you to join us at Mattel, Inc. - where we inspire wonder in the next generation to shape a brighter tomorrow.

Mattel HQ, Inc. (the “Company”) would like to extend you an offer of employment for the position of Executive Advisor, contingent on the terms and conditions set forth in the General Information section below, with a hire date of June 29, 2020. You will transition into the role of Chief Financial Officer on the date following the filing of our Form 10-Q for the second quarter of fiscal year 2020. You will report directly to the Company’s Chief Executive Officer, and your primary work location will be the Company’s El Segundo Headquarters. This letter provides an overview of some of the compensation, benefit and employee program offerings that will be available to you as an employee of the Company (which is part of the Mattel family of companies), should you choose to accept our offer. For purposes of this letter, “Company” will refer to Mattel HQ, Inc., or any entity within the Mattel family of companies that may later become your employer (notice will be provided). During your employment with the Company, you agree to devote substantially all of your working time, attention, and energies to the business of the Company.

SALARY

Your annualized base salary will be $900,000 (“Annual Base Salary”), payable on a bi-weekly basis, less applicable federal and state taxes and other required withholdings. As this is an exempt position, you are not eligible for overtime pay. Paychecks are issued every other Friday for the previous two weeks. For payroll purposes, our workweek is Monday through Sunday.

BONUS - MATTEL INCENTIVE PLAN

Mattel, Inc. (“Mattel”) provides the Mattel Incentive Plan (“MIP”), which is an annual, discretionary, global bonus plan that provides employees the opportunity to earn an award based on Mattel’s financial performance and individual performance results. You are eligible for a target MIP award of 100% of your eligible earnings (which under the terms of the MIP is equal to 100% of your Annual Base Salary), up to a maximum of 200%. The amount of your actual award, if any, may be more or less than your target, depending on Mattel’s financial performance results and your individual performance results. Mattel must achieve a minimum financial performance goal before an award pool is generated and funded.

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You are eligible for the 2020 plan year award, if you commence active employment in a Regular status (as defined in the Company’s Employee Handbook) on or before October 5, 2020, and your award, if any, for the 2020 plan year will be based on 100% of your Annual Base Salary and will not be prorated based on your hire date. Earned awards are typically paid during the first quarter of the following year.

RELOCATION ASSISTANCE

The Company will provide services to assist you with your move to your work location. These services include travel, temporary accommodations, shipment of household goods, expense reimbursement, etc., in accordance with the Mattel Relocation Program, and must be initiated by December 31, 2020 and completed within twelve (12) months from your hire date.

With respect to relocation services, please review and sign the Relocation Repayment Agreement, attached hereto as Exhibit A. This details your repayment obligations in the event that you choose to voluntarily terminate your employment with the Company, or you are discharged for Cause as defined in the Mattel, Inc. Executive Severance Plan B (referred to herein as “Cause” and the “Severance Plan” respectively). Your signed Relocation Repayment Agreement must be returned to Mattel before your relocation benefits can be initiated.

STOCK - EQUITY GRANTS

You will receive a total equity grant value in 2020 of $2,100,000, which will include a time-based new hire equity grant with a value of $1,050,000 and a performance-based equity grant of $1,050,000.

Time-Based New Hire Equity Grant

You will receive a time-based new hire equity grant with a value of $1,050,000, with a grant date of the last trading day of the month in which you commence employment at the Company, and such equity grant will be allocated as follows based on Mattel’s equity portfolio approach:

•

Restricted Stock Units: Restricted stock units (“RSUs”) with a grant value of $525,000. The grant dollar value of the RSUs will be converted into a number of RSUs by dividing the grant dollar value by the closing stock price on the grant date.

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The RSUs will vest as follows over the three-year period following the grant date, subject to your continued employment with the Company through each vesting date: 33% on the first anniversary of the grant date, 33% on the second anniversary of the grant date, and 34% on the third anniversary of the grant date.

–	Upon vesting, you will receive shares of Mattel stock, less applicable federal and state taxes and other required withholdings.

•

Stock Options: A stock option grant to purchase shares of Mattel stock with a grant value of $525,000. The grant dollar value of the stock option grant will be converted into a number of option shares by dividing the grant dollar value by the Black-Scholes fair value based on the closing stock price on the grant date.

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–

The stock option grant will vest as follows over the three-year period following the grant date subject to your continued employment with the Company through each vesting date: 33% on the first anniversary of the grant date, 33% on the second anniversary of the grant date, and 34% on the third anniversary of the grant date.

–	The exercise price of the stock option grant will equal the closing price of Mattel stock on the grant date.

Performance-Based Equity Grant

You will receive a grant, under the next Long-Term Incentive Program (“LTIP”) cycle that is established by the Committee, of performance-based RSUs (“PSUs”) with a grant value of $1,050,000. The grant dollar value will be converted into a number of PSUs based on a grant determination methodology to be approved by the Committee. You will receive this PSU grant under the LTIP and subject to the terms set forth therein, with a grant date of the later of (i) the last trading day of the month in which you commence employment at the Company or (ii) the next LTIP cycle grant date to be approved by the Committee. The LTIP provides senior executives the opportunity to earn shares of Mattel stock based on Mattel’s financial performance over the performance cycle established by the Committee.

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If you remain employed by the Company through the applicable settlement date, the PSUs will vest based on certified achievement of performance after the end of the performance cycle established by the Committee.

–	Upon vesting, you will receive shares of Mattel stock, less applicable federal and state taxes and other required withholdings.

Annual Equity Grant

You will also be eligible to receive an annual equity grant beginning in 2021. Typically, annual equity grants are made around August 1 of each year. Your annual equity grant recommendation may vary each year and will be submitted to the Committee for approval. Currently, Mattel’s annual equity grant portfolio approach for senior executives encompasses three grants: time-based RSUs and stock options, as well as PSUs granted under our LTIP.

Please note this is a summary of your equity grants, and you will be required to accept online the equity grant agreements that set forth the terms and conditions that govern your equity grants.

STOCK OWNERSHIP

You will be subject to stock ownership guidelines established as a multiple of base salary commensurate with your job level. Your stock ownership requirement will be four (4) times your then current base salary. You will have five (5) years from your hire date to attain your targeted level of ownership.

CAR ALLOWANCE

You will receive a monthly car allowance in the amount of $2,000 for all your automobile expenses, payable on a biweekly basis, less applicable federal and state taxes and other required withholdings. The car allowance is intended to cover all automobile expenses including mileage, gasoline, maintenance and insurance.

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FINANCIAL COUNSELING

You will be eligible to receive reimbursement from Mattel of up to $10,000 per year, less applicable federal and state taxes and other required withholdings, for financial counseling services through a company of your choice.

DEFERRED COMPENSATION

You will be eligible to participate in the Mattel, Inc. Deferred Compensation & PIP Excess Plan (“DCP”). Under this plan, you may elect to defer a portion of your salary or annual MIP bonus, as well as continue pre-tax contributions and Mattel contributions that cannot be made into our 401(k) plan due to IRS limitations, with various investment and payment options available.

You will receive emailed DCP information around 30 days from your hire date that provides additional details regarding your enrollment options.

BENEFITS AND EMPLOYEE PROGRAMS

Mattel offers a comprehensive benefits package and an extensive array of valuable programs and services designed to help our employees create a healthy lifestyle, build a financial future and enhance work/life integration.

Health and Welfare

The following is a brief outline of the health and welfare benefits in which you and your qualified dependents, if applicable, will be eligible to participate in as of your hire date, with the exception of short & long-term disability insurance, which are available upon the successful completion of your first 90 days of employment.

Medical, Prescription	Life Insurance

Dental	Business Travel Coverage

Vision	Short & Long-Term Disability

You will receive information about your health and welfare benefits in your new hire packet.

Retirement/401(k)

Mattel provides eligible employees the opportunity to participate in a 401(k) retirement program that provides a variety of investment options. You will be automatically enrolled in the Mattel, Inc. Personal Investment Plan (“PIP”), which is a 401(k) savings/retirement plan, if you are age 20 or older. The PIP offers Mattel matching contributions as follows:

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Employee Contributions: The PIP allows for voluntary employee contributions up to 80% of your eligible compensation, subject to IRS limitations. You will be initially enrolled at 2% of your eligible compensation on a pre-tax basis, which will be matched 50% by Mattel, to help you get started. This contribution will begin automatically within about 45 days of your hire date. You will have the opportunity to opt-out of the 2% pre-tax contribution before the first deduction from your paycheck and may make changes anytime.

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Mattel Matching Contributions: Mattel will match your contributions 50% up to the first 6% of your eligible compensation. If you elect an employee contribution of at least 6%, you will receive the maximum Mattel matching contribution.

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You will receive a PIP packet in the mail within two weeks of your eligibility date that provides additional details regarding your contribution and investment options.

Flexible Paid Time Off

Mattel recognizes the value of rest and relaxation and provides eligible exempt employees Flexible Paid Time Off (“Flexible PTO”) for personal and leisure time away from work, following successful completion of the introductory period (usually on the 90th day of continuous employment). While you do not have a specified amount of Flexible PTO, use of Flexible PTO is subject to the needs of the business and management’s discretion. For leaves of absence, jury duty, and sick leave, different practices apply.

COMPENSATION RECOVERY POLICY

As a direct report to the Chief Executive Officer, you will be subject to Mattel’s Compensation Recovery Policy (“Clawback Policy”). The Clawback Policy permits our Compensation Committee to require forfeiture or reimbursement of certain cash and equity that was paid, granted, or vested based upon the achievement of financial results that, when recalculated to include the impact of a material financial restatement, were not achieved, whether or not fraud or misconduct was involved.

This is a summary of the policy, and the full policy will be provided and available after your hire date.

SEVERANCE

If you execute the Participation Letter Agreement attached hereto as Exhibit B, you will be a participant in the Severance Plan as governed by the terms of the Participation Letter Agreement. The Company agrees to enter into the Participation Letter Agreement on or before your hire date.

GENERAL INFORMATION

This offer letter supersedes any prior communications you may have had with Company employees and/or representatives with respect to the Company’s offer of employment. This offer letter is only a summary of your compensation, benefit and employee program offerings. More details and plan provisions are provided in our Summary Plan Descriptions, Plan Documents or program summaries, which govern (except as otherwise provided herein) and are subject to periodic modification and revision. You will receive specific benefit information and enrollment instructions in the mail, and additional employee program information upon hire. Accordingly, this offer letter, including the exhibits attached hereto, and the Summary Plan Descriptions, Plan Documents, or program summaries, which govern the compensation, benefit, and employee programs offered herein reflect the entire understanding between you and the Company, with respect to the Company’s offer of employment. No Company employee and/or representative has the authority to make any promise related to this offer that is not contained in this offer letter and, by signing below, you affirm that you have not signed this offer letter in reliance on any such promise.

By signing below, you confirm that your negotiation, acceptance, and/or performance of the terms of this offer does not violate any contract or arrangement you have with any third party. If the Company (in its sole discretion) determines that your confirmation may be inaccurate for any reason, it can be a basis for terminating your employment with Cause, as defined in the Severance Plan. By signing below, you agree to indemnify the Company and the Mattel family of companies against any claims that are

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brought against such companies relating to any allegation that you violated any written contract or written arrangement between you and such third party in the negotiation, acceptance, and/or performance of the terms of this offer.

To the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended, such reimbursement or benefit shall be provided no later than December 31st of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year. The terms of this letter do not constitute a contract of employment for a definite period. This means that your employment with the Company will be “at will”, and either you or the Company have the right to terminate your employment at any time, for any or no reason, with or without cause or advance notice. The at-will relationship cannot be changed by any person, statement, act, series of events, or pattern of conduct and can only be changed by an express, written agreement signed by Mattel’s Chief Executive Officer and you. For purposes of clarity, your participation in any incentive or benefit program will not be construed as (i) any assurance of continuing employment for any particular period of time, or (ii) a restriction on the Company’s right to terminate your employment with or without notice or cause.

While we look forward to welcoming you to the Mattel family of companies, this offer is contingent upon satisfactory completion of a background check, including verification of all information listed on your resume, employment application and any other supporting documentation provided, such as previous employers, academic institutions attended, and eligibility to work in the United States. In addition, as a condition of your employment, you will need to sign an Employee Confidentiality and Inventions Agreement (in which you will be asked to disclose all prior inventions, if any, that you own), certify that you will, at all times, comply with Mattel’s Code of Conduct, and complete a Conflict of Interest Questionnaire. If you would like to review any of these forms before you make your decision to accept our offer, we can provide them.

Also, please note that you will be considered an Insider for purposes of Mattel’s Insider Trading Policy and are subject to window period restrictions. This means that you are restricted to conducting transactions in Mattel stock only during open window periods. Examples of such transactions include sales of shares underlying a stock option (including sales of shares to generate cash to pay the exercise price) and changes in elections in the Mattel stock fund of Mattel’s 401(k) plan. For more information about this Policy and its restrictions, you can access and/or obtain a copy of the Policy on Mattel’s Code of Conduct website.

Should you choose to accept our offer, you will receive a new hire packet containing information and forms that you will need to complete before starting with us. Please complete these forms, along with the documents noted in the New Hire Checklist, prior to your first day of employment.

Anthony, we are sincerely pleased to extend this contingent offer of employment and look forward to hearing from you soon. If you accept the terms of our offer as noted above, please sign below and return this letter. If I can answer any questions, please do not hesitate to contact me.

We hope you will join us so that, together, we can fulfill our promise to create experiences that capture kids’ hearts, open their minds, and explore their potential through play!

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Sincerely,

/s/ Amy Thompson

Amy Thompson

Executive Vice President and Chief People Officer

Agreed and accepted:

/s/ Anthony DiSilvestro	June 19, 2020
Anthony DiSilvestro	Date

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Exhibit A

REPAYMENT AGREEMENT

In exchange for receiving relocation benefits offered to me and outlined in the Senior Executive Homeowner Relocation Guide, I acknowledge and agree to the following conditions:

1.

I understand and agree that the relocation benefits that have been and/or are extended by Mattel to me have not been earned and are conditional upon my continued employment with Mattel for a minimum of twenty-four (24) months from my relocation date, as determined by Mattel in its sole discretion (“effective relocation date”). Because these benefits are being provided in consideration for my relocation and continued employment for twenty-four (24) months, all amounts expended by Mattel, including tax withholdings, pursuant to this Agreement constitute compensation that has not been earned and remains subject to forfeiture in the event that I voluntarily terminate my employment or if I am terminated by Mattel for Cause, as defined by Mattel in my offer letter (“Cause”), prior to the twenty-four (24)-month anniversary of my effective relocation date. Fifty (50) percent of the cost of these relocation benefits, including tax costs borne by Mattel, will be earned upon my completion of twelve (12) months of employment following the effective relocation date, and the remaining fifty (50) percent will be earned upon my completion of twenty-four (24) months of employment following the effective relocation date.

2.

I understand and agree that if I voluntarily terminate my employment or if I am terminated by Mattel for Cause, within twenty-four (24) months from the effective relocation date, I hereby promise to repay to Mattel, within thirty (30) days, any relocation benefits expended by Mattel and not yet earned by me. If the termination occurs within twelve (12) months of the effective relocation date I hereby agree to repay all relocation benefits. Should the termination occur within twenty-four (24) months of the effective relocation date, but after the initial twelve (12) months, I hereby agree to repay half of all relocation benefits. Such relocation benefits will include any tax withholdings on amounts paid to me by Mattel.

3.

The exact amount to be repaid and repayment details and will be communicated by Mattel’s Global Mobility team as soon as is administratively practical. Should any additional relocation related expenses be identified after the initial communication, these trailing relocation expenses will be communicated separately. I hereby agree to reimburse Mattel within thirty (30) days from the date repayment details are confirmed, for all or any part of the relocation benefits which I have not earned as of the date of my voluntary termination of employment or involuntary termination for Cause.

4.

If I breach this Agreement by failing to repay any amount that I am required to repay under this Agreement by the time set forth herein, Mattel agrees to provide me with written notice of such failure to pay. If I fail to make the required payment within 15 days after receipt of such notice, I understand and agree to reimburse Mattel for any and all costs incurred in enforcing this Agreement for such payment, including but not limited to attorneys’ fees and court costs, to the extent permitted by law.

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5.

I understand and agree that this Agreement does not constitute a contract of employment or a guarantee of employment for any period of time. My employment is at-will at all times, which means that either I or Mattel may terminate the employment relationship at any time with or without cause and with or without notice.

6.

I understand that this Agreement represents the entire agreement between me and Mattel with respect to the repayment of relocation benefits and supersedes any prior agreements, whether written or oral, with respect to the repayment of relocation benefits. The terms of this Agreement may not be modified or waived unless such modification or waiver is agreed to in writing signed by me and an authorized representative of Mattel. Nothing contained herein shall be held to alter, vary, or affect any of the terms or conditions of my employment with Mattel. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

Agreed and accepted:

/s/ Anthony DiSilvestro Anthony DiSilvestro	June 19, 2020 Date

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